Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]
May 27, 2011
American International Group, Inc.,
          180 Maiden Lane,
               New York, NY 10038
Ladies and Gentlemen:
     As counsel to American International Group, Inc. (the “Company”) in connection with the offering of 100,000,000 shares (the “Primary Securities”) of the Company’s common stock, par value $2.50 per share (the “Common Stock”), by the Company and the offering of 200,000,000 shares (the “Secondary Securities” and, together with the Primary Securities, the “Securities”) of Common Stock by the United States Department of Treasury, as described in the prospectus supplement dated May 24, 2011 (the “Prospectus Supplement”), we hereby confirm to you that the statements contained in the Prospectus Supplement under the caption “Certain United States Federal Tax Consequences to Non-U.S. Holders”, insofar as they relate to provisions of United States Federal tax law therein described, constitute a fair and accurate summary of such provisions in all material respects, subject to the limitations set forth therein.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Sullivan & Cromwell LLP